Exhibit 99.B

List of Directors, Officers and Managers

C.P. Baker & Co., Ltd.

Officers: Christopher P. Baker, President

Directors: Christopher P. Baker, Earl Baker, Thomas Marturano

Anasazi Partners III, LLC

Manager: C.P. Baker, LLC

Anasazi Partners III Offshore, Ltd.

Manager: C.P. Baker, LLC

Directors: Christopher P. Baker, Thomas S. Healy, Kenneth H. O’Hanrahan

Cimarolo Partners, LLC

Manager: C.P. Baker, LLC

Anasazi Partners II, LLC

Manager: C.P. Baker, LLC